Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator of the Verizon Business Savings Plan:

We consent to the incorporation by reference in the Registration Statements (Form S-8 File Nos. 333-76171, 333-75553, 333-123374, and 333-134846) pertaining to the Verizon Business Savings Plan of our report dated June 28, 2007, relating to the statement of net assets available for benefits of the Verizon Business Savings Plan as of December 31, 2006 and the related statement of changes in net assets available for benefits for the six month period ended December 31, 2006, which report appears in the December 31, 2006 annual report on Form 11-K of the Verizon Business Savings Plan.

/s/ Mitchell & Titus LLP

New York, New York

June 28, 2007